AURORA  HORIZONS FUND SERIES

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (the “Distribution Agreement”) is entered into on this 27th day of March, 2013 by and between the Trust for Professional Managers (the “Trust”) on behalf of its series, the Aurora Horizons Fund (the “Series”) and NGAM Distribution, L.P. (the “Distributor”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

W I T N E S S E T H:

In consideration of the premises and covenants hereinafter contained, the Series and the Distributor agree as follows:

1.
Distributor.  The Trust hereby appoints the Distributor as general distributor of shares of beneficial interest of the Series (“Series Shares”) during the term of this Distribution Agreement.  The Trust reserves the right, however, to refuse at any time or times to sell any Series Shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust.

2.	Sale and Payment. Under this Distribution Agreement, the following provisions shall apply with respect to the sale of and payment for Series Shares:

a)
The Distributor shall have the right, as principal, to purchase Series Shares at net asset value (“NAV”) and to sell such shares to the public against orders therefore at the applicable public offering price.  The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefore at the public offering price less a concession determined by the Distributor.

b)
Prior to the time of delivery of any shares by the Series to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Series or to its order an amount in Boston or New York clearing house funds equal to the applicable NAV of such Series Shares.

c)
During the continuous public offering of shares, the Distributor will hold itself out as the distributor/underwriter of the Series Shares.  The transfer agent of the Series Shares will receive orders for the purchase and redemption of Series Shares and will accept such orders on behalf of the Trust.

d)
The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the current prospectus and statement of additional information (“Prospectus”) of the Series, as both may be amended or supplemented, relating to the Series and included in the currently effective registration statement of the Trust filed under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and any sales literature specifically approved by the Trust.

3.
Representations and Covenants of the Distributor.  The Distributor hereby represents, warrants and covenants to the Trust, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Distribution Agreement, that:

a)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

b)
This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

c)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

d)	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

e)
It:  (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and Aurora Investment Management, L.L.C. (the “Advisor”) if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns; and

f)
In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

4.
Fees.  For its services as principal distributor of the Series Shares, the Distributor shall receive no fee from the Trust.  However, the Distributor shall be entitled to monthly compensation and/or reimbursement from the Trust through the custodian of the Series Shares for monies due to it from one or more of the following sources:  (i) A and C Share CDSCs, (ii) house 12b-1/dealer load checks, and (iii) underwriter fees, all of which, as applicable, shall be reflected in the net monthly settlement sheet maintained by the custodian of the Series Shares, which sheet is known as the custodian’s “Commission Cycle Monthly Settlement Sheet” (the “Sheet”).

Distributor shall be responsible for expenses associated with (i) C Share advance commissions and (ii) finder fees/jumbo commissions.  The Trust through the custodian of the Series Shares shall make such commission payments to applicable intermediaries, and the Distributor shall reimburse the Trust for such payments.

With respect to the compensation, reimbursement and expenses described above, the relevant parties shall settle-up, net “due to” and “due from” on a monthly basis within thirty (30) calendar days following receipt of the updated Sheet.   The parties agree that the Advisor shall be responsible for any compensation or reimbursement that is due to the Distributor that exceeds the amount payable by the Trust pursuant to the Rule 12b-1 plan applicable to the Series.

Notwithstanding anything to the contrary, amounts owed by the Trust to the Distributor shall only be paid out of the assets and property of the Series.

5.
Public Offering Price.  The public offering price shall be the NAV of Series Shares, plus any applicable sales charge, all as set forth in the Prospectus.  The NAV of Series Shares shall be determined in accordance with the provisions of the articles of incorporation and by-laws of the Series and the current Prospectus of the Series relating to the Series Shares.

6.
Series’ Issuance of Series Shares.  The delivery of Series Shares shall be made promptly by a credit to a shareholder’s open account for the Series.  The Series reserves the right (a) to issue Series Shares at any time directly to the shareholders of the Series as a stock dividend or stock split, (b) to issue to such shareholders shares of the Series, or rights to subscribe to shares of the Series, as all or part of any dividend that may be distributed to shareholders of the Series or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Series, and (c) to sell Series Shares in accordance with the current applicable Prospectus of the Series relating to the Series Shares.

7.
Redemption or Repurchase.  The Distributor shall act as agent for the Series in connection with the redemption or repurchase of Series Shares by the Series to the extent and upon the terms and conditions set forth in the current applicable Prospectus of the Series relating to the Series Shares, and the Series agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred that are directly related to such redemptions or repurchases.  Such expenses would not include any hardware or other infrastructure acquired by the Distributor that is used to facilitate compliance with regulatory requirements.

8.
Undertaking Regarding Sales.  The Distributor shall use commercially reasonable efforts to sell Series Shares but does not agree hereby to sell any specific number of Series Shares and shall be free to act as distributor of the shares of other investment companies.  Series Shares will be sold by the Distributor only against orders therefore.  The Distributor shall not purchase Series Shares from anyone except in accordance with Sections 2 and 7 and shall not take “long” or “short” positions in Series Shares contrary to the Distribution Agreement, Declaration of Trust and by-laws of the Trust and the current Prospectus of the Series relating to the Series Shares.

9.
Compliance.  The Distributor shall conform to the Rules of Fair Practice of FINRA and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Series Shares.  The Distributor agrees to make timely filings, with the Securities and Exchange Commission (the “SEC”), FINRA and such other regulatory authorities as may be required, of any sales literature relating to the Series and intended for distribution to prospective investors.  The Distributor agrees to cooperate with the Trust or its agent in the development of all proposed advertisements and sales literature relating to the Fund, and no such advertisements or sales literature shall be used or distributed by the Distributor without the prior written approval of the Trust or its agent.  The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of Series Shares in adequate time for the Trust, or its designated agent, to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared. As applicable, the Distributor also agrees to monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.

The Distributor will also comply with all relevant regulatory requirements under the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Distributor agrees to advise the Trust promptly in writing of the initiation of any proceedings against it by the SEC, FINRA or any state regulatory authority, or by their respective staffs.

10.	Reporting. The Distributor shall prepare reports for the Board of Trustees regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board of Trustees.

11.
Registration and Qualification of Series Shares.  The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Series Shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Series and of the Series Shares under the 1933 Act and the 1940 Act, to the end that there will be available for sale from time to time such number of Series Shares as the Distributor may reasonably be expected to sell.  The Trust shall advise the Distributor promptly of any knowledge of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust or the Series Shares, or rights to offer Series Shares for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Trusts’ registration statement or its Prospectus relating to the Series Shares in order to make the statements therein not misleading.  The Trust agrees to file from time to time such Amendments to its registration statement and Prospectus as may be necessary in order that its registration statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

12.
Distributor Independent Contractor.  The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees, as such, is or shall be an employee of the Trust.  The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees.  The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

13.
Liability.  Nothing contained herein shall be deemed to protect the Distributor against any liability to the Trust, the Series or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Distributor’s duties hereunder, or by reason of the Distributor’s reckless disregard of its obligations and duties hereunder.

14.	Expenses Paid by Distributor. While the Distributor continues to act as agent of the Series to obtain subscriptions for and to sell Series Shares, the Distributor shall pay the following:

a)	all expenses of printing (exclusive of typesetting) and distributing any Prospectus for use in offering Series Shares for sale, and all other copies of any such Prospectus used by the Distributor, and

b)	all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Series Shares for sale.

15.
Interests in and of Distributor.  It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Tust; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Distribution Agreement, declaration of trust and by-laws of the Trust, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

16.	Effective Date and Termination. This Distribution Agreement shall become effective as of the date first written above, and

a)
Unless otherwise terminated, this Distribution Agreement shall continue in effect with respect to the Series Shares for an initial term of two years and will continue thereafter so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Trust or by the vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

b)
This Distribution Agreement may at any time be terminated on sixty (60) days’ notice to the Distributor either by vote of a majority of the Trusts’ Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Series.

c)	This Distribution Agreement shall automatically terminate in the event of its “assignment” within the meaning of the 1940 Act.

d)	This Distribution Agreement may be terminated by the Distributor on ninety (90) days’ written notice to the Trust.

Termination of this Distribution Agreement pursuant to this section shall be without payment of any penalty.  In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Trust by written notice to the Distributor, the Distributor will promptly, post receipt of a signed non-disclosure agreement by and between the Distributor and the successor entity, transfer to such successor copies of all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement.

17.
Notices.  Any notice or other communication authorized or required by this Distribution Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

Aurora Horizons Fund: 300 N. LaSalle Street, 52nd Floor Chicago, IL 60654 Attn: Chief Operating Officer With copy to: Chief Legal Officer With copy to: Chief Financial Officer	Distributor: 399 Boylston Street Boston, MA 02116 Attn: Chief Financial Officer With copy to: General Counsel With copy to: thirdpartynotices@ ngam.natixis.com	Trust: 615 East Michigan Street Milwaukee, WI 53202 Attn: Trust for Professional Managers

18.	Definitions. For purposes of this Distribution Agreement, the following definitions shall apply:

a)
The “vote of a majority of the votes which may be cast by shareholders of the Series” means (1) 67% or more of the votes of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

b)
The terms “affiliated person,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

19.
Amendment.  This Distribution Agreement may be amended at any time by mutual consent of the parties, provided that if required under the 1940 Act such consent on the part of the Trust shall be approved (i) by the Board of Trustees of the Series or by vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Series who are not interested persons of the Distributor or the Series cast in person at a meeting called for the purpose of voting on such approval.

20.
Applicable Law and Liabilities.  This Distribution Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  All sales hereunder are to be made, and title to the Series Shares shall pass, in Dover, Delaware.

21.
Limited Recourse.  The Distributor hereby acknowledges that the Trusts’ obligations hereunder with respect to the shares of the Series are binding only on the assets and property belonging to the Series.  The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust or Series personally, but shall bind only the property of the Series, as provided in the Declaration of Trust of the Trust.  The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Series property.

22.
Confidentiality.  The Distributor agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, including Regulation S-P, it will keep confidential all records and information in its possession relating to the Series or their shareholders or shareholder accounts and will not disclose the same to any unaffiliated person except at the request or with the written consent of the Trust.  The Distributor shall not use such records and information for any purpose other than the performance of its responsibilities and duties hereunder.  Notwithstanding the foregoing, the Distributor is not restricted from utilizing the information for internal reporting and analysis purposes, which may result in the Distributor sharing the information with third party vendors hired by it to provide consulting and analytical services.  However, in this regard, the Distributor and such third party vendor shall have on file a signed non-disclosure agreement by and between such parties.

23.
Recordkeeping.  The Distributor shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf of: Aurora Horizons Fund	NGAM DISTRIBUTION, L.P. By: NGAM Distribution Corporation, Its General Partner	AURORA INVESTMENT MANAGEMENT L.L.C.

By: /s/ John P. Buckel	By: /s/ Beatriz Pina Smith	By: /s/ Beth A. Satterfield

Name: John P. Buckel	Name: Beatriz Pina Smith	Name: Beth A. Satterfield

Title: President	Title: EVP & CFO	Title: Chief Operating Officer